1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Reports
Third Quarter 2010 Accomplishments

SANTA ANA, Calif. (Nov. 11, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced operating results for the company’s third quarter ended September 30, 2010.

“Grubb & Ellis Healthcare REIT II just began acquiring assets in March, in the midst of one of the best acquisition markets in recent history,” said Jeff Hanson, chairman and chief executive officer of the REIT. “We are free of legacy assets that we believe have burdened so many other real estate investment programs and, as our most recent quarterly results demonstrate, are building this REIT with a firm focus on dividend sustainability and superior long-term financial performance.”

Third Quarter 2010 Highlights
Increased third quarter modified funds from operations, or MFFO, and coverage of investor distributions from modified funds from operations:

•	Modified funds from operations grew to $1,173,000, an increase of 275 percent over second quarter results. (See “Funds from Operations and Modified Funds from Operations” below for more information.)

•	Investor distributions of $1,437,000 were declared.

•	Modified funds from operations covered 81.6 percent of declared investor distributions, more than doubling the 34.7 percent coverage reached in the second quarter. (See “Funds from Operations and Modified Funds from Operations” below for more information.)

Continued to expand assets under management with accretive acquisitions:

•	Since March, Grubb & Ellis Healthcare REIT II has completed 10 acquisitions comprising 19 buildings for an aggregate purchase price of $138 million.

•	During the third quarter, the REIT acquired Pocatello Medical Office Building in Idaho for $15.8 million, Cape Girardeau Long-Term Acute Care Hospital in Missouri for $8.2 million, Joplin Long-Term Acute Care Hospital in Missouri for $9.1 million, and a seven property portfolio of skilled nursing facilities in Virginia for $45 million.

•	Subsequent to the close of the third quarter, the REIT acquired Athens Long-Term Acute Care Hospital in Georgia for $12.3 million.

•	Total assets more than doubled from approximately $60.2 million at the close of the second quarter to approximately $138.0 million at the close of the third quarter.

“We couldn’t be more pleased with our results to date,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “We are laser-focused on achieving full coverage of our investor distributions with modified funds from operations and are well ahead of initial projections to reach this goal.”

Hanson added, “Grubb & Ellis Healthcare REIT II’s financial performance, as measured by widely accepted industry standards, is the best among non-traded healthcare real estate investment trusts and much of the industry as a whole.”

“Our goal is for Grubb & Ellis Healthcare REIT II to serve as a model for how a non-traded REIT should be constructed and managed,” said Hanson. “We are committed to achieving exceptional financial results and providing the best possible return to our investors. Our third quarter report clearly demonstrates that we are right on target.”

Funds from Operations and Modified Funds from Operations
One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under accounting principles generally accepted in the United States of America, or GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, we believe, may be less informative. As a result, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income.

However, changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of the NAREIT definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. In addition, fair value adjustments of derivatives and amortization of above and below market leases, are sanctioned non-cash adjustments to FFO in calculating adjusted funds from operations, or AFFO, as discussed in the applicable White Papers approved by the Board of Governors of NAREIT, and the non-GAAP financial measure AFFO is considered by NAREIT to be a valuation/cash flow metric. As such, in addition to FFO, we use MFFO to further evaluate our operating performance. In calculating MFFO, we exclude acquisition related expenses, fair value adjustments of derivatives and amortization of above and below market leases. Neither the Securities and Exchange Commission, or SEC, NAREIT, or any other regulatory body or trade association has passed judgment on the acceptability of the exclusions used by us to calculate MFFO. In the future, the SEC, NAREIT or another regulatory body or trade association may standardize the allowable exclusions for REITs, and if so, we will adjust the calculation and characterization of our non-GAAP financial measures accordingly.

We believe that the use of MFFO is useful for investors and our management as a measure of our operating performance because it excludes non-cash and non-operating items as well as charges that we consider more reflective of investing activities or non-operating valuation changes. However, acquisition expenses and fees are considered part of operating income under GAAP and adjustments to fair value for derivatives and amortization of above and below market leases are considered non-cash adjustments to net income in determining cash flows from operations in accordance with GAAP. By providing FFO and MFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. We believe fluctuations in

MFFO are indicative of changes in operating activities and provide comparability in evaluating our performance over time and our performance as compared to other real estate companies that may not be affected by acquisition activities, fair value adjustments of derivatives or above and below market leases. As explained below, our evaluation of our operating performance excludes the items considered in the calculation of MFFO based on the following economic considerations:

•	Acquisition related expenses: In accordance with GAAP, prior to 2009, acquisition expenses were capitalized; however as a result of a change in GAAP, beginning in 2009, acquisition expenses are now expensed. These acquisition-related expenses have been and will continue to be funded from proceeds from our offering and not from our operations. We believe by excluding acquisition related expenses, MFFO provides useful supplemental information that is consistent with our analysis of the operating performance of our properties.

•	Adjustments to the fair value for derivatives not qualifying for hedge accounting: We use derivatives in the management of our interest rate exposure. We do not use derivatives for speculative purposes and accordingly period-to-period changes in derivative valuations are not primary factors in our decision-making process. In addition, we do not intend to terminate the derivative financial instrument early, which would require settlement in cash. We believe by excluding the gains or losses from these derivatives, MFFO provides useful supplemental information on the realized economic impact of the hedges independent of short-term market fluctuations.

•	Amortization of above and below market leases: Above and below market leases are intangible assets and liabilities that are acquired in connection with the purchase of a property. Such intangibles are amortized to revenue, similar to depreciation and amortization expense on our other assets and intangibles. We believe by excluding the non-cash amortization of above and below market leases, MFFO provides useful supplemental information that is consistent with our analysis of the operating performance of our properties.

Presentation of FFO and MFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as alternatives to net income as an indication of our performance, as an indication of our liquidity or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO, and the calculation of FFO coverage and MFFO coverage for the three months ended September 30, 2010:

Three Months Ended
September 30, 2010
Net loss	$(2,930,000)
Add:
Depreciation and amortization — consolidated properties	1,157,000
Less:
Net income attributable to noncontrolling interests	(1,000)
Depreciation and amortization related to noncontrolling
interests	(2,000)

FFO	$(1,776,000)

Add:
Acquisition related expenses	2,847,000
Loss in fair value of derivative financial instrument	74,000
Amortization of above and below market leases	28,000

MFFO	$1,173,000

Distributions declared	$1,437,000

FFO coverage	(1.2)%

MFFO coverage	81.6%

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the success of our company, whether we are in the midst of one of the best acquisition markets in recent history and our ability to take advantage of the current acquisition market, whether we can benefit from not having legacy assets, whether we can sustain our current distribution payment to our stockholders, whether we can maintain the financial results experienced in the third quarter of 2010, and whether we can build a company that will serve as a model of how non-traded REITs should be constructed and managed. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties related to our ability to continue to maintain the current coverage of our investor distributions; uncertainties related to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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